UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2014

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan (State of Incorporation)	32-0058047 (IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377
(Address of principal executive offices) (zip code)

(248) 946-3000

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On October 27, 2014, ITC Holdings Corp. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Rejji P. Hayes, Senior Vice President, Chief Financial Officer and Treasurer. The Employment Agreement supersedes the previous employment agreement entered into between the Company and Mr. Hayes. The initial term will expire October 27, 2016 but will automatically be extended each year thereafter for a one-year term, unless either party provides written notice of its intent to terminate the Employment Agreement at least 30 days prior to the automatic renewal date.

Mr. Hayes will receive an annual base salary equal to his current salary of $325,000, reviewed annually by the Company’s Board of Directors (the “Board”) and subject to increase at the Board’s sole discretion. The Employment Agreement provides that Mr. Hayes is eligible for an annual cash bonus payable upon achievement of performance targets established by the Board pursuant to the terms of the Company’s incentive compensation plan. Mr. Hayes is also entitled to participate in equity plans, employee benefit and retirement plans, including but not limited to, welfare plans, retiree welfare benefit plans and defined benefit and defined contribution plans.

In addition, the Employment Agreement provides for payments by the Company of certain benefits upon termination of employment. The rights available at termination depend on the situation and circumstances surrounding the terminating event. The terms “Cause” and “Good Reason” are used in the Employment Agreement. The terms are defined as follows:

•                  Cause means: Mr. Hayes’ continued failure substantially to perform his duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Mr. Hayes of such failure; dishonesty in the performance of Mr. Hayes’ duties; a conviction of, or plea of nolo contender to a crime constituting a felony or misdemeanor involving moral turpitude; willful malfeasance or willful misconduct in connection with Mr. Hayes’ duties; or any act or omission which is injurious to the financial condition or business reputation of the Company.

•                  Good reason means: a greater than 10% reduction in the total value of Mr. Hayes’ base salary, target bonus, and employee benefits; or if Mr. Hayes’ responsibilities and authority are substantially diminished.

If Mr. Hayes’ employment is terminated with cause by the Company or by Mr. Hayes without good reason (as such terms are defined in the Employment Agreement), Mr. Hayes will generally only receive his accrued but unpaid compensation and benefits as of his date of employment termination. If Mr. Hayes’ employment terminates due to death or disability (as defined in the Employment Agreement), he (or his spouse or estate) would also receive a pro rata portion of his current year annual target bonus.

If Mr. Hayes’ employment is terminated without cause by the Company or by Mr. Hayes for good reason (as such terms are defined in the Employment Agreement), he will receive the following, subject to his execution of a release agreement and commencing generally on the earliest date that is permitted under Section 409A of the Internal Revenue Code relating to taxation of deferred compensation:

•                  any accrued but unpaid compensation and benefits;

•                  continued payment of his then-current base salary for two years;

•                  if the termination is within six months before or two years after a “Change of Control” (as defined in the Employment Agreement), Mr. Hayes will receive payment of an amount equal to two times the average of the annual bonuses that were payable to him for the three fiscal years immediately preceding the fiscal year in which his employment terminates, payable in equal installments over the period in which continued base salary payments are made;

•                  a pro rata portion of the annual bonus for the year of termination, based upon the Company’s actual achievement of the performance targets for such year as determined under the annual bonus plan and paid at the time that such bonus would normally be paid;

•                  eligibility to continue coverage under the Company’s active medical, dental and vision plans, subject to applicable COBRA rules. If such coverage is elected, the Company will reimburse Mr. Hayes for the shorter of 18 months or until he becomes eligible for coverage under another employer-sponsored group plan, in an amount equal to the Company’s periodic cost of such coverage for other executives, plus a tax gross-up amount; and

•                  outplacement services for up to two years.

In addition, while employed by the Company and for a period of two years after any termination of employment without cause by the Company (other than due to disability) or for good reason by Mr. Hayes, and for a period of one year following any other termination of his employment, Mr. Hayes will be subject to certain covenants not to compete with or assist other entities in competing with the Company’s business and not to encourage the Company’s employees to terminate their employment with the Company. At all times while employed and thereafter, Mr. Hayes will also be subject to a covenant not to disclose confidential information.

In the event Mr. Hayes becomes subject to excise taxes under Section 4999 of the Internal Revenue Code as a result of payments and benefits received under the Employment Agreement or any other plan, arrangement or agreement with the Company (the “Company Payments”), the Company will pay Mr. Hayes only that portion of the Company Payments which are in total equal to one dollar less than the amount that would subject him to the excise tax.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement. A copy of the Employment Agreement is attached as an exhibit hereto and incorporated by reference herein.

Item 8.01. Other Events

Pricing of ITC Great Plains, LLC Bonds, Series A

On October 23, 2014, ITC Great Plains, LLC (“ITC Great Plains”), a wholly-owned subsidiary of the Company, priced an issuance of $150,000,000 aggregate principal amount of its 4.16% First Mortgage Bonds, Series A, due November 26, 2044 (the “Bonds”).  The Bonds will be sold by ITC Great Plains in a private placement to accredited investors (as defined by Rule 501(a) of the Securities Act of 1933 (the “Securities Act”)) on November 26, 2014, pursuant and subject to a Bond Purchase Agreement to be entered into between ITC Great Plains and the purchasers of the Bonds.

The proceeds from the sale of the Bonds will be used to repay existing indebtedness under ITC Great Plains’ $100 million term loan credit agreement, to repay amounts under its revolving credit agreement and for general corporate purposes.

This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Bonds will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.138                                                          Employment Agreement between ITC Holdings Corp. and Rejji P. Hayes, effective as of October 27, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 29, 2014

ITC HOLDINGS CORP.

By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Its:	Executive Vice President and General Counsel